                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number:   0-12851

                                  BKLA Bancorp
             (Exact name of registrant as specified in its charter)

      8901 Santa Monica Boulevard, West Hollywood, California  90069-4901
                                 (310) 550-8900
                 (Address, including zip code, and telephone number,
                        including area code, of registrant's
                           principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      N/A
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ X ]                   Rule 12h-3(b)(1)(ii)  [   ]
         Rule 12g-4(a)(1)(ii)   [   ]                   Rule 12h-3(b)(2)(i)   [   ]
         Rule 12g-4(a)(2)(i)    [   ]                   Rule 12h-3(b)(2)(ii)  [   ]
         Rule 12g-4(a)(2)(ii)   [   ]                   Rule 15d-6            [   ]
         Rule 12h-3(b)(1)(i)    [   ]


         Approximate number of holders of record as of the certification or
notice date:   0

         Pursuant to the requirements of the Securities Exchange Act of 1934, BKLA Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 24, 1995                  BY:  /s/ KAREN B. SITEMAN
                                              ----------------------------------
                                              Karen B. Siteman, Esq.
                                              Vice President and General Counsel